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Gene Logic Inc.	Gene Logic Inc.
Robert G. Burrows (investors/media)	Philip L. Rohrer, Jr. (investors)
Director, Corporate Communications	Chief Financial Officer
301.987.1824	301.987.1700
Email: rburrows@genelogic.com	Email: prohrer@genelogic.com

Gene Logic Reports Fourth Quarter and Year End 2003 Results

-	Full Year Record Total Revenue of $69.5 million and Year-Over-Year Increase of 27%
-	Full Year Operating Loss Declines By $5.0 million, Improvement of 20%
-	Fourth Quarter Net Loss Improves 6%

GAITHERSBURG, Md.—February 20, 2004—Gene Logic Inc. (Nasdaq: GLGC) today reported its fourth quarter and year end 2003 financial results. The Company’s consolidated results include the results for Gene Logic Laboratories Inc. (formerly known as TherImmune Research Corporation) as of its April 1, 2003 acquisition date. Operating results for Gene Logic Laboratories do not appear in any of the prior year comparisons.

Consolidated total revenue for the fourth quarter 2003 increased 33% to $19.7 million compared to $14.8 million in the fourth quarter of 2002. Total revenue for the twelve months ended December 31, 2003 increased 27% to $69.5 million compared to $54.8 million reported for the comparable period of 2002. Revenue increases were due solely to the addition of contract study services revenue related to the acquisition of Gene Logic Laboratories.

Information services revenue, which is based on sales of gene expression information services from the GeneExpress® Suite of Data, was $13.9 million for the fourth quarter of 2003, compared to $14.8 million in the fourth quarter of 2002. Information services revenue for the twelve month period was $52.0 million compared to $54.8 million for the prior year. The modest decline in information services revenue is attributable mainly to the loss of revenue from non-renewing biotechnology customers and from the absence of service deliverables completed in 2002 that did not recur in 2003. The decline was partially offset by increased revenue from new pharmaceutical and biotechnology customers and, in some cases, expanded service contracts with existing pharmaceutical customers.

Total contract study services revenue was $5.8 million for the fourth quarter of 2003 and $17.6 million for the full year reporting period beginning April 1, 2003 through December 31, 2003. These revenues were approximately 20% and 10% lower, respectively, than those reported by TherImmune in 2002.

Total consolidated expenses for the fourth quarter of 2003 were $24.3 million compared to $19.4 million for the fourth quarter of 2002. For the year, total consolidated expenses were $89.8 million as compared to $80.0 million in 2002. The increase is due to the addition of operating costs associated with the Company’s contract study services business, partially offset by the continued impact of cost savings efforts. Cost of contract study services revenue was $5.6 million for the fourth quarter of 2003 and $15.4 million for the full year reporting period beginning April 1, 2003 through December 31, 2003, which resulted in a gross margin of 3% and 12%, respectively, for these services.

Included in the results for the full year reporting period of 2003 is a $4.3 million, non-cash write-down representing the remaining book value of our equity investment in Neuralstem, Inc.

The net loss for the fourth quarter of 2003 was $4.9 million or $0.16 per share compared to $5.2 million or $0.19 per share for the fourth quarter last year. For the year 2003, the Company reported a net loss of $24.8 million or $0.82 per share compared to $24.1 million or $0.89 per share for the same period in 2002.

As of December 31, 2003, Gene Logic had approximately $111.8 million in cash, cash equivalents and marketable securities available-for-sale.

In 2003, Gene Logic:

•	Acquired TherImmune Research Corporation, a privately held drug development contract research organization, thereby adding a broad selection of preclinical/nonclinical safety and pharmacology study services to its overall drug discovery and development services portfolio;
•	Signed an agreement with the U.S. Food and Drug Administration, Center for Drug Evaluation and Research (CDER) to provide research, training and support to advance CDER’s study of the application of genomic technologies in the regulatory approval process;
•	Entered into new subscription agreements with various pharmaceutical and biotechnology companies, including Novartis, Solvay and Five Prime;
•	Entered into renewed and in some cases expanded subscription agreements with various companies, including Takeda, Genentech, Wyeth, Aventis and GlaxoSmithKline;
•	Launched the ASCENTATM System, a new web-enabled gene expression information resource that provides organization-wide gene target and biomarker discovery capabilities for the Company’s current and prospect customers;
•	Entered into ASCENTATM System subscription agreements with Aventis, Immunogen, Celgene, MedImmune and Biogen Idec;
•	Launched Mechanism of Toxicity (MOTTM) services, an expansion of the ToxExpress® System, for toxicogenomics-based mechanism studies;
•	Launched Genesis 2.0, providing a significant upgrade to the Company’s data management and bioinformatics platform for subscribers to the GeneExpress® Suite of Data, and
•	Rebalanced its workforce to strengthen its contract study services business, increase commercial activities and prepare for international expansion.

While the Company expects to continue its trend of year-over-year earnings improvement in 2004, earnings for the second quarter of 2004 may be less than those of the second quarter of 2003.

Conference Call
As previously announced, Gene Logic’s senior management will host a conference call scheduled for Friday, February 20, 2004 at 10:00 a.m. Eastern Time to discuss the details of this announcement. For live participation, without pass code, dial 800/884-5695 or 617/786-2960. A Webcast of the live call will also be available at www.genelogic.com. A replay of the call will be available through Friday, March 5, 2004 at the following numbers: 888/286-8010 or 617/801-6888. The replay passcode is 60653554. The Webcast will be archived on the Company Web site.

Gene Logic Overview
Gene Logic provides drug development services to pharmaceutical, biotechnology, and institutional researchers worldwide. The Company’s genomic information tools and preclinical/nonclinical safety and pharmacology study services span discovery research through to first-in-man clinical research and are focused on improving drug pipeline productivity through enhancing the predictive value of basic research and traditional contract research services. Gene Logic also provides research, training and support to the U.S. Food and Drug Administration, Center for Drug Evaluation and Research (CDER) under an agreement to advance CDER’s study of the application of genomic technologies in the regulatory approval process. Visit www.genelogic.com or call 1/800/GENELOGIC.

Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, our periodic reports on Form 8-K and our Annual Report on Form 10-K. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by: the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; risks relating to the development of genomic information products and their use by existing and potential customers and ultimate consumers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data for existing information services and updated or new general and customer-specific information services; our ability to continue to successfully integrate Gene Logic Laboratories’ (GLLI) operations, technology and personnel with ours (including our ability to adequately manage resources of the joint companies); our ability to retain and continue to meet the needs of GLLI’s customers; our success in realizing the anticipated economic benefits of the GLLI acquisition (including increased sales of our services to present and future customers of both companies); our ability to comply with regulatory requirements applicable to our two business segments; the potentially depressive effect of sales of Gene Logic stock issued to the GLLI shareholders in the merger; our ability to retain key employees; our continued access to necessary human and animal tissue samples; the impact of technological advances and competition; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; economic conditions in the pharmaceutical and biotechnology industries; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; levels of industry research and development spending; losses from certain fixed price contracts for study services; continued growth in demand for bioanalytical services; our ability to provide our contract study services in a timely, efficient, effective manner; rapid technological advances that make our drug discovery and development services less competitive. Note: Gene Logic, GeneExpress the Gene Logic logo and ToxExpress are all registered trademarks used by Gene Logic Inc.

Financial tables follow.

—more—

GENE LOGIC INC.

Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
	(unaudited)
Revenue:
Information services revenue	$13,888	$14,755	$51,960	$54,848
Contract study services revenue	5,767	—	17,559	—

Total revenue	19,655	14,755	69,519	54,848

Expenses:
Cost of contract study services	5,603	—	15,399	—
Database production	12,027	13,883	50,067	57,941
Research and development	491	766	2,091	2,367
Selling, general and administrative	6,160	4,763	22,198	19,734

Total expenses	24,281	19,412	89,755	80,042

Loss from operations	(4,626)	(4,657)	(20,236)	(25,194)

Interest (income), net	(339)	(729)	(1,979)	(3,139)
Other (income) expense	—	—	—	(250)
Write-down of equity investment	—	753	4,268	753

Net loss before income tax expense	(4,287)	(4,681)	(22,525)	(22,558)

Income tax expense	602	499	2,246	1,492

Net loss	$(4,889)	$(5,180)	$(24,771)	$(24,050)

Amounts per share, basic and diluted:

Net loss per share, basic and diluted	$(0.16)	$(0.19)	$(0.82)	$(0.89)

Shares used in computing basic and diluted net loss per share	31,128	27,048	30,112	26,948

GENE LOGIC INC.

Consolidated Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$48,718	$106,957
Marketable securities available-for-sale	63,105	60,145
Accounts receivable, net	8,484	2,377
Unbilled services	4,745	2,416
Inventory, net	4,980	8,936
Prepaid expenses	1,966	1,610
Other current assets	1,480	1,117

Total current assets	133,478	183,558
Property and equipment, net	23,911	14,770
Long-term investments	4,239	5,268
Goodwill	45,707	2,677
Intangibles and other assets, net	20,031	21,187

Total assets	$227,366	$227,460

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,676	$8,225
Accrued expenses	6,541	5,187
Current portion of capital lease obligations	124	—
Current portion of long-term debt	492	40
Deferred revenue	8,630	6,425

Total current liabilities	22,463	19,877
Deferred revenue	2,346	1,363
Capital lease obligations, net of current portion	340	—
Long-term debt, net of current portion	218	710
Other noncurrent liabilities	2,410	1,072

Total liabilities	27,777	23,022

Stockholders’ equity:
Common stock	311	271
Additional paid-in capital	383,377	363,294
Accumulated other comprehensive income	47	248
Accumulated deficit	(184,146)	(159,375)

Total stockholders’ equity	199,589	204,438

Total liabilities and stockholders’ equity	$227,366	$227,460

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